UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 24, 2004

SPHERION CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-11997	36-3536544
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2050 Spectrum Boulevard
Fort Lauderdale, Florida 33309

(Address, including zip code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (954) 308-7600

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.06 MATERIAL IMPAIRMENTS.

     On September 30, 2004, Spherion Corporation (the “Company”) issued a press release announcing the planned divestiture of its call center outsourcing business as well as an update to its third quarter 2004 earnings guidance. A copy of the press release is attached as an exhibit hereto.

     On September 24, 2004, the Company’s management team and Board of Directors approved a resolution to sell the Company’s call center outsourcing business. This decision was based on recent changes in client demand and the Company’s strategy to focus on the North American staffing and recruiting market. The Company expects to complete a transaction to sell the business within the next twelve months.

     Related to the decision to exit this business, the Company will record a primarily non-cash, pre-tax charge of approximately $10 million for impairment to long-term assets which are primarily property, plant and equipment.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPHERION CORPORATION
Date: September 30, 2004	By:	/s/ Roy G. Krause
President & Chief Operating Officer

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	Investor Contact:	Teri Miller
(954) 308-8216
terilmiller@spherion.com

	Media Contact:	Jack Gutt
FOR IMMEDIATE RELEASE		(212) 935-2193
jgutt@vistancegroup.com

SPHERION ANNOUNCES PLANNED DIVESTITURE OF CALL CENTER OPERATIONS
AND UPDATES THIRD QUARTER 2004 EARNINGS GUIDANCE

     FORT LAUDERDALE, Fla., September 30, 2004— Spherion Corporation (NYSE: SFN) today announced its decision to sell the call center outsourcing business following recent changes in client demand and consistent with the Company’s strategy to focus on the North American staffing and recruiting market.

     Spherion President and Chief Operating Officer Roy Krause commented, “Given our small scale in the call center outsourcing industry and significant volatility within our call center customer base over the last two years, we are at a competitive disadvantage to keep utilization and return on our investments at acceptable levels. Based on our commitment to focus our efforts and capital on growth within our core staffing and recruiting operations, we have determined the best course of action for Spherion will be to divest our remaining call center outsourcing operations.”

     As a result of this decision, the call center outsourcing financial results will be classified as discontinued operations. In the third quarter 2004, the Company will incur a pre-tax charge of approximately $10 million, which is primarily non-cash, for the estimated loss on disposal of the business. This charge will partially offset a gain of approximately $7 million realized on the sale of the Company’s international operations in the third quarter and the recognition of $25 million previously received tax benefits realized through the sale.

     Based on recent trends in the business, including additional declines in clerical and light industrial temporary staffing margins and a significant reduction in the contribution from managed services business, the Company now anticipates that revenues for the third quarter will be between $502 and $507 million and earnings from continuing operations will be between $0.03 and $0.05 per share. This updated guidance excludes quarterly revenue of approximately $10 million and ($0.01) loss per share from the operations of the call centers that will be reported as part of discontinued operations.

     Krause commented, “We continue to experience positive sales and profitability trends in our Professional Services business. While Staffing Services’ sales trends are solid, margins and bottom line contribution remain challenging. We remain committed to charging a fair price for our services and our program to drive process improvement throughout the Company is targeted directly at increasing efficiency and aligning service levels and costs with value received from clients. Despite significant weather related disruptions, our enterprise wide system

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implementation is on schedule to provide the structure for increased efficiency and improve operating margins within our staffing businesses.”

About Spherion

     Spherion Corporation is a leader in the staffing industry in North America, providing value-added staffing, recruiting and workforce solutions. Spherion has helped companies improve their bottom line by efficiently planning, acquiring and optimizing talent since 1946. To learn more, visit www.spherion.com.

     This release contains statements that are forward looking in nature and, accordingly, are subject to risks and uncertainties. Factors that could cause future results to differ from current expectations include risks associated with: Competition — our business operates in highly competitive markets with low barriers to entry; Economic conditions — a significant economic downturn could result in our clients using fewer temporary employees or the loss or bankruptcy of a significant client could materially adversely affect our business results; Changing market conditions — our business is dependent upon the availability of qualified personnel; Corporate strategy — we may not achieve the intended effect of our business strategy; Technology investments – our investment in technology initiatives may not yield their intended results; Tax filings – regulatory challenges to our tax filing positions could result in additional taxes; Debt Compliance- Failure to meet certain covenant requirements under our credit facility could impact part or all of our availability to borrow; Litigation — we are a defendant in a variety of litigation and other actions from time to time and we may be exposed to employment–related claims and costs; Other — government regulation may increase our costs; business risks associated with international operations could make those operations more costly; failure or inability to perform under customer contracts could result in damage to our reputation and give rise to legal claims; certain contracts contain termination provisions and pricing risks; the disposition of our discontinued operations may create future liabilities related to contract indemnifications; and managing or integrating any future acquisitions may strain our resources. These and additional factors discussed in this release and in Spherion’s filings with the Securities and Exchange Commission could cause the Company’s actual results to differ materially from any projections contained in this release.

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